AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment (“AMENDMENT”), dated as of December 4, 2025, amends the Investment Advisory Agreement dated September 30, 2004, as amended, (the “Agreement”) between the Boston Trust Walden Funds (formerly, The Boston Trust & Walden Funds), a Massachusetts business trust (the “Trust) and Boston Trust Walden Inc. (formerly, Boston Trust Investment Management, Inc.), a corporation organized under the laws of the Commonwealth of Massachusetts (the “Investment Adviser”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to update the Agreement to reflect changes in Schedule A.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and the Investment Adviser hereby agree as follows:

1. Schedule A

Effective December 31, 2025, Schedule A to the Investment Advisory Agreement is hereby deleted in its entirety and replaced with the Schedule A attached to this Amendment.

2. Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings, agreements, and amendments bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

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(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BOSTON TRUST WALDEN FUNDS

By:	/s/ Lucia Santini

Name: Lucia Santini

Title: President

BOSTON TRUST WALDEN INC.

By:	/s/ Lucia Santini

Name: Lucia Santini

Title: President

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Dated as of:

December 3, 2025

Schedule A

To the

Investment Advisory Agreement

between

Boston Trust Walden Funds

and

Boston Trust Walden Inc.

Name of Fund	Compensation
Boston Trust Asset Management Fund	0.75% of average daily net assets on the first $300,000,000;
0.65% on the next $300,000,000;
0.55% on the balance
Boston Trust Equity Fund	0.75% of average daily net assets on the first $300,000,000;
0.50% on the balance
Boston Trust Midcap Fund	0.75% of average daily net assets
Boston Trust SMID Cap Fund	0.75% of average daily net assets
Boston Trust Walden Small Cap Fund	0.75% of average daily net assets
Boston Trust Walden Balanced Fund	0.75% of average daily net assets on the first $300,000,000;
0.65% on the next $300,000,000;
0.55% on the balance
Boston Trust Walden Equity Fund	0.75% of average daily net assets on the first $300,000,000;
0.50% on the balance
Boston Trust Walden Midcap Fund	0.75% of average daily net assets
Boston Trust Walden SMID Cap Fund	0.75% of average daily net assets
Boston Trust Walden International Equity Fund	0.75% of average daily net assets
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BOSTON TRUST WALDEN FUNDS		BOSTON TRUST WALDEN INC.

By:	/s/ Lucia Santini	By:	/s/ Lucia Santini

Name: Lucia Santini		Name: Lucia Santini

Title: President		Title: President

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